Exhibit 99.1

Sun Hydraulics Corporation Announces Leadership Succession, Declares 3rd Quarter Cash Dividend of $0.09

SARASOTA, FL, September 15, 2015 - Allen J. Carlson, President and Chief Executive Officer of Sun Hydraulic Corporation (the “Company”) (Nasdaq: SNHY), announced today that he would transition from his role as the Company’s President and Chief Executive Officer effective March 31, 2016. In connection with Mr. Carlson’s announcement, the Company’s Board of Directors named Company Vice Chairman Wolfgang H. Dangel as President and Chief Executive Officer, effective April 1, 2016. Mr. Carlson will remain on the Board of Directors.
Sun’s Board of Directors also approved a cash dividend of $0.09 per share, payable on October 15, 2015, to shareholders of record as of September 30, 2015.
Mr. Carlson stated, “As I approached my 65th birthday, after 20 years at Sun, the last 15 as CEO, I advised the Board of my desire to transition from my role as President and CEO sometime after the end of this fiscal year. Working with the Board as part of our ongoing strategy and management succession planning, it became clear to me that next spring would be an appropriate time for this transition. I look forward to working with Wolfgang and contributing to Sun’s future success as a member of the Board.”
Board Chairman Philippe Lemaitre thanked Mr. Carlson for his long service to Sun, commenting, “Under Mr. Carlson’s leadership, the Company’s sales grew to over $200 million and reached a market capitalization of $1 billion. Sun has achieved operational excellence under his leadership, increasing capability, capacity and efficiency, launching high quality differentiated new products, and investing in global sales and marketing activities, as well as product and system engineering.”
Mr. Lemaitre continued, “As the Board looked ahead to the next phase of Sun’s growth and expansion, we recognized that Mr. Dangel would be a natural successor to Mr. Carlson, given his familiarity with Sun, his background and experience in leading global industrial goods businesses.” Mr. Dangel, 51, has been a Director of the Company since June 2009, and Vice Chairman of Board since December 2012.
From April 2014 through March 2015, Mr. Dangel was a consultant to Schaeffler Holding. From September 2011 to December 2013, he served as President of Schaeffler Automotive Global and a member of the Executive Board of the Schaeffler Group and, from January 2007 to September 2011, as President of Schaeffler Group Asia/Pacific. Mr. Dangel previously served as CFO and then as President and CEO of Bosch Rexroth North America, and earlier as Managing Director and Chairman of the Management Board of Mannesmann Rexroth (China) Ltd.. Mr. Dangel served as a member of the board of directors of the National Fluid Power Association. He holds a Masters Degree in Economics from the University of Applied Sciences in Rosenheim, Germany.
“The Board of Directors believes that Sun’s strategy and founding principles provide a strong foundation for future growth and expansion,” said Mr. Lemaitre. “The Board welcomes Mr. Dangel’s strategic leadership of Sun’s executive team.”
Sun Hydraulics advises all shareholders to familiarize themselves with rules regarding dividends, payment dates and ex-dividend dates. See the following website for more information http://www.sec.gov/answers/dividen.htm.
About Sun
Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.
FORWARD-LOOKING INFORMATION
Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.
Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended June 27, 2015, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 27, 2014. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
David Lamb
Investor Relations
941-362-1200

Tricia Fulton
Chief Financial Officer
941-362-1200

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